Exhibit 99.1
Dana Corporation Announces Series of
Operational & Strategic Initiatives to Enhance Financial Performance
TOLEDO, Ohio — October 20, 2005 — Dana Corporation (NYSE: DCN) today announced that its Board of Directors has approved a number of operational and strategic initiatives to enhance financial performance, from which the company expects to benefit in 2006 and beyond.
This program consists of the following steps:
•	Focusing on Dana’s light- and heavy-vehicle drivetrain products, associated structures, sealing, and thermal products, and divesting three non-core businesses with annual revenues of $1.3 billion;

•	Operational restructuring in Dana’s Automotive Systems and Heavy Vehicle Technologies and Systems groups;

•	Enhanced business efficiency, including workforce reductions; and

•	Benefit cost reductions.
“These actions will position Dana to be more profitable moving forward,” said Dana Chairman and CEO Michael J. Burns. “These are unprecedented times for Dana and the automotive industry. While a number of the actions we are taking are painful, they are vital to refocusing our company, accelerating cost and process efficiencies, and driving improved performance across our global organization.
“At the same time, these moves support our longer-term objective of fully capitalizing on the deep capability in our remaining businesses and growing our presence in key global markets,” he added. “Execution of this strategy will deliver improved performance for Dana and its shareholders.”
Divestiture of Non-Core Businesses
In order to more fully leverage its strengths and to secure acceptable profit levels, Dana intends to narrow the breadth of its product line through the divestiture of three businesses: engine hard parts, fluid products, and pump products. Collectively, these businesses employ approximately 9,800 people worldwide and represent 2004 sales of approximately $1.3 billion.
The engine hard parts business consists of 26 operations which primarily manufacture piston rings, camshafts, and engine bearings under the Perfect Circle®, Clevite®, and Glacier Vandervell™ brands. Sales for the business totaled approximately $720 million in 2004. The engine hard parts operations to be divested employ approximately 5,300 people in 10 countries. The fluid products business consists of 16 operations which manufacture fluid products for braking, power steering, HVAC, and fuel applications. Combined sales for this business totaled approximately $470 million in 2004. The fluid products operations to be divested employ a total of approximately 3,850 people in 6 countries.
The pump products business consists primarily of an original equipment fluid transfer pump operation in Diadema, Brazil, and an aftermarket pumps operation in Santa Marina, Brazil. Sales for the business totaled approximately $80 million in 2004. The pump products operations to be divested employ approximately 650 people.

Dana expects to incur non-cash charges in 2005 of approximately $315 million before tax to reduce the net assets of these businesses to realizable value.
“While no longer central to Dana’s future direction, these operations and the people associated with them have great potential for owners that are more strategically focused on these market segments,” Mr. Burns said. “We expect to use the proceeds from these divestitures to reduce debt and reinvest in those businesses that will be key to profitable growth in the future.”
Operational Restructuring
Dana will close two facilities in its Automotive Systems Group and shift production in several other operations to balance capacity and take advantage of lower cost locations:
•	The Buena Vista, Va., axle facility will be closed and its production consolidated into an existing facility in Dry Ridge, Ky. The Buena Vista facility employs approximately 275 people.

•	The Bristol, Va., driveshaft facility will be closed and its production consolidated into Dana operations in Mexico. The Bristol facility employs approximately 270 people.

•	The assembly and component lines that support the steering shaft business in the Lima, Ohio, driveshaft facility will also be moved to Dana operations in Mexico. Approximately 100 of the 385 people at Lima will be impacted by this move.
Dana is also moving aggressively to enhance efficiency, logistics, and throughput in its Commercial Vehicle business. To this end, Dana will undertake the following actions to balance capacity and enhance manufacturing efficiencies in this business:
•	Service parts activities at Dana’s principal commercial vehicle parts assembly facility in Henderson, Ky., will be moved to a Dana service parts operation in Crossville, Tenn.

•	Assembly activity will be increased at the Dana facility in Monterrey, Mexico, to improve throughput at the Henderson plant.

•	Gear production will be increased at the Dana operation in Toluca, Mexico, to relieve constraints at the company’s principal commercial vehicle gear plant in Glasgow, Ky.
Dana expects to incur a charge of $9 million before tax during the fourth quarter of 2005, and additional charges in 2006 and 2007 in association with these operational restructuring actions totaling $21 million before tax. The company expects the impact of these actions in 2006 to be a net expense of approximately $8 million due to both the time required to complete the moves and the recognition of additional expenses related to separation costs and equipment transfers. However, starting in the second half of 2007, the company expects to begin realizing the full annualized savings of more than $20 million before tax.
“Collectively, these operational actions will result in a Dana Corporation that is even more focused on its light- and heavy-vehicle drivetrain products, associated structures, sealing, and thermal products businesses,” Mr. Burns said. “This refocused product array will help us better support our global automotive, commercial vehicle, and off-highway markets and, along with our extensive global footprint and diverse customer base, will contribute to making Dana increasingly competitive moving forward.”
Enhanced Business Efficiency
Dana expects to realize increased benefits from its programs in lean manufacturing, value engineering, customer quality and delivery, and other processes. Many of these programs are already underway and the incremental results are expected to further improve the company’s efficiency and profitability.

In addition, Dana has targeted a five-percent salaried workforce reduction (in addition to the operations to be divested or closed) through 2006. This reduction will be accomplished primarily through attrition. Through this reduction, the company expects to realize cost savings of more than $15 million before tax in 2006.
Benefit Cost Reductions
Dana is initiating changes to a number of its benefit programs. The company will eliminate the Employees’ Stock Purchase Plan, reduce the company’s share of the costs of its U.S. medical benefit plans, suspend matching contributions to its U.S. and Canadian long-term savings programs, and take additional actions to reduce benefit costs.
These changes are expected to generate cost savings of more than $25 million before tax in 2006. Additionally, Dana has suspended wage and salary increases globally, subject to local law and contractual requirements.
“While these are difficult steps for Dana people, they are essential if we are to maintain and grow our presence in a global market that has seen competitive realities forever changed,” Mr. Burns said.
Cash and Tax Impacts
In addition to the $324 million of 2005 charges referred to above, costs to complete the restructuring actions in 2006 and 2007 are estimated at $21 million. Of the $345 million of total expected expenses from these actions, the total cash outlays are expected to be $27 million.
Due to the company’s recent decision to write off its U.S. deferred tax assets, Dana does not currently expect to record taxes on the U.S. portion of any charges or savings associated with these actions. Dana is currently unable to determine the non-U.S. tax effects as the structure of the divestitures and the allocation of proceeds among the taxing jurisdictions are currently unknown.
The 2005 charges associated with the divestitures discussed in this announcement, coupled with the deferred tax write-off announced previously, although both non-cash, will cause Dana to report a significant loss for the full year 2005.
About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of axle, driveshaft, engine, frame, chassis, and transmission technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9.1 billion in 2004. Dana’s Internet address is: www.dana.com.
Forward-Looking Statements
Statements in this release which are not entirely historical constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. However, forward-looking statements are inherently subject to risks and uncertainties and Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include, Dana’s ability to successfully and timely implement the plans described in this release, the actual costs incurred by the company in implementing these plans, and the actual benefits and cost savings that are realized as a result; the effect of national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; increases in commodity costs, including steel, that cannot be recouped in product pricing; our ability and that of our customers to achieve projected sales and production levels; the continued availability of necessary goods and services from our suppliers; competitive pressures on our sales and pricing; and other factors set out in our public filings with the Securities and Exchange Commission. Forward-looking statements in this release speak only as of the date of the release. Dana does not undertake to update such forward-looking statements.
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